Exhibit (a)(10)





IMMEDIATE





                                            Contact:  Rob Wilson
                                                      (914) 765-6565


             IBM ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO
                WAITING PERIOD INVOLVING TIVOLI MERGER


          ARMONK, N.Y., February 20, 1996 . . . IBM today announced that the Hart-Scott-Rodino waiting period relating to IBM's proposed merger with Tivoli Systems Inc. has expired. IBM's tender offer for Tivoli currently is scheduled to expire on March 1, 1996.

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022096